                        CONSENT OF KPMG PEAT MARWICK LLP


To the Board of Trustees


Nationwide Separate Account Trust:


We consent to the use of our report dated February 21, 1997 included in the Statement of Additional Information and to the reference to our firm under the heading "Financial Highlights" in the Prospectus.

                                                          KPMG Peat Marwick LLP



Columbus, Ohio

April 29, 1997